Exhibit 99.1

Mace Security International Reports Financial Results for the Second Quarter and First Half of 2008

HORSHAM, Pa.--(BUSINESS WIRE)--Mace Security International, Inc. ("Mace" or the “Company”) (Nasdaq Global:MACE) today announced financial results for the second quarter and six months ended June 30, 2008.

Second Quarter Highlights

  Overall revenues increased to $15.1 million in the second quarter of 2008 from $9.0 million in 2007.
  Gross profit as a percentage of revenues was approximately 30.0% for the second quarter of 2008, compared to 22.1% for the second quarter of 2007.
  Immigration investigation was resolved, with a subsidiary of the Company, Car Care, Inc., pleading guilty to one felony count and paying a fine of $100,000 and a forfeiture payment of $500,000 of proceeds from the sale of four Northeast car washes.

The second quarter of 2008 was a challenging quarter for Mace. During this period, the Board terminated Louis D. Paolino as its Chief Executive Officer. Additionally, the Interim CEO, Gerald LaFlamme, and the Board of Directors began many cost cutting initiatives. The Company believes that these initiatives will start to have an impact commencing with the third quarter.

Mace recently announced that it hired a new CEO, Dennis Raefield, commencing August 18, 2008. Mace is excited to have Mr. Raefield as its new CEO as he brings to Mace a wealth of security industry and corporate business experience.

“The Board of Directors and I are very pleased with the direction of Mace, and with the increase in our top line revenue,” said Gerald LaFlamme, Interim CEO of Mace. He further stated, “Our cost cutting initiatives will continue throughout 2008, with the ultimate goal of moving closer to profitability and building a strong foundation to grow revenue. Dennis Raefield will become Mace’s new CEO on August 18, 2008. We believe that he is the best person to execute our strategies, and lead the Company in a direction to improve future shareholder value. We are optimistic about the future of Mace.”

Financial Results, Second Quarter of 2008 Compared To Second Quarter of 2007

Total revenues for the second quarter ended June 30, 2008 were $15.1 million, compared to $9.0 million for the same period in 2007. The increase in revenues was primarily due to the addition of $5.5 million in revenues from Mace’s Digital Media Marketing Segment, which Mace purchased in July 2007. The increase in total revenues was offset by a slight decline in revenues of approximately $70,000 in Mace’s Security Segment, resulting in Security Segment revenues of $5.56 million in the second quarter of 2008, compared to $5.63 million in the same period in 2007. Mace’s Security Segment revenues during the second quarter of 2008 as compared to 2007 included an increase in revenues in its personal defense business, offset by a decline in revenues in the Company’s consumer direct surveillance and machine vision camera operations. Revenue from the Company’s professional surveillance product operation remained constant in the second quarter of 2008 compared to the same period in 2007. Mace’s Car Wash Segment revenues increased from approximately $3.4 million in the second quarter of 2007 to approximately $4.1 million in the second quarter of 2008. This increase was attributable to increases in car wash, detailing and fuel revenues for the remaining car washes reported in continuing operations.

Gross profit as a percentage of revenues was approximately 30.0% for the second quarter of 2008, compared to 22.1% for the second quarter of 2007. The overall improvement in gross profit as a percentage of revenues was largely the result of the addition of the Digital Media Marketing Segment and improvements in gross profit margins in the Security Segment. Gross profit percentage for 2008 was comprised of 29.3% for the Security Segment, 39.1% for the Digital Media Marketing Segment and 18.8% for the Car Wash Segment. In the same period in 2007, this percentage was comprised of 25.5% for the Security Segment and 16.5% for the Car Wash Segment. Mace did not own its Digital Media Marketing Segment in the second quarter of 2007. The increase in the Security Segment gross profit was due to a change in customer and product mix. The increase in the Car Wash Segment gross profit percentage was principally the result of increased car wash volumes.

SG&A expenses for the three months ended June 30, 2008 were $5.5 million, compared to $3.8 million for the same period in 2007. The increase in SG&A expenses was primarily the result of the acquisition of Linkstar Interactive, Inc. (“Linkstar”), which added SG&A costs of $1.7 million in the three months ended June 30, 2008, including $366,000 of shipping costs related to the Company’s e-commerce business. SG&A expenses for the three months ended June 30, 2008 includes an additional accrual of approximately $65,000 for the waste remediation at Mace’s personal defense operation in Vermont. SG&A expenses also includes costs related to resolving the previously disclosed immigration matter. SG&A expenses include $157,000 of legal, consulting and accounting fees in the three months ended June 30, 2008 relating to the immigration matter, as compared to $117,000 in the three months ended June 30, 2007. SG&A expenses also include non-cash compensation expenses from continuing operations of approximately $36,900 and $102,200 in the three months ended June 30, 2008 and 2007, respectively.

Operating loss for the second quarter of 2008 was $3.9 million, compared to $2.1 million in the second quarter of 2007. The increase in the operating loss was principally the result of the increase in SG&A expenses and the recording of asset impairment charges of $2.6 million, partially offset by our overall increase in sales and gross profit. In the second quarter of 2008, in accordance with Statement of Financial Accounting Standards (“SFAS”) 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company recorded an impairment charge of approximately $1.4 million representing the write-off of the net book value of certain impaired customer relationships within our Digital Media Marketing Segment, as well as the impairment of assets related to two full service car washes in Arlington, Texas of approximately $1.2 million.

Net loss for the second quarter of 2008 was approximately $4.0 million, or $(0.24) per share, compared to a loss of $1.3 million, or $(0.08) per share, for the second quarter of 2007.

Discontinued operations include the Company’s Arizona, Florida, Northeast and Lubbock, Texas car wash regions and the Company’s truck wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $78,000 in the second quarter of 2008.

Financial Results, First Six Months of 2008 Compared To First Six Months of 2007

Total revenues for the first six months ended June 30, 2008 were $28.9 million, compared to $18.1 million for the same period in 2007. The increase in revenues was primarily due to the addition of $10.9 million in revenues from Mace’s Digital Media Marketing Segment, which Mace purchased in July 2007. The increase in total revenues was offset by a slight decline in revenues of approximately $219,000 in Mace’s Security Segment, resulting in Security Segment revenues of $10.8 million in the first half of 2008, compared to $11.1 million in 2007. Mace’s Security Segment revenues during the first half of 2008 as compared to 2007 included an increase in revenues in its professional surveillance products and its personal defense operations, offset by a decline in revenues in the Company’s consumer direct surveillance and machine vision camera businesses. Mace’s Car Wash Segment revenues increased from approximately $7.0 million in the first half of 2007 to approximately $7.2 million in the first half of 2008. This increase was attributable to increases in fuel revenue, partially offset by a decrease in wash and detail services and lube and other automotive services with reduced volumes from the sale of car washes.

Gross profit as a percentage of revenues was approximately 29.0% for the first six months of 2008, compared to 22.6% for the first six months of 2007. The overall improvement in gross profit as a percentage of revenues was largely the result of the addition of the Digital Media Marketing Segment and improvements in gross profit margins in the Security Segment. Gross profit percentage for 2008 was comprised of 29.2% for the Security Segment, 36.6% for the Digital Media Marketing Segment and 17.1% for the Car Wash Segment. During the same period in 2007, this percentage was comprised of 25.5% for the Security Segment and 18.0% for the Car Wash Segment. Mace did not own its Digital Media Marketing Segment in the first half of 2007. The increase in the Security Segment gross profit was due to a change in customer and product mix. The decrease in the Car Wash Segment gross profit percentage was principally the result of reduced volume due to the sale of car washes, and an increase in revenue of low margin fuel sales.

Selling, general and administrative (“SG&A”) expenses for the first six months of 2008 were $11.2 million, compared to $7.7 million for the same period in 2007. The increase in SG&A expenses was primarily the result of the acquisition of Linkstar, which added SG&A expenses of $3.4 million in the first half of 2008, including $821,000 of shipping costs related to the Company’s e-commerce business. SG&A expenses for the first six months ended June 30, 2008 includes an additional accrual of approximately $445,000 for the previously disclosed waste remediation at Mace’s personal defense operation. This increase was partially offset by a decrease in costs related to resolving the immigration matter. SG&A expenses include $204,000 of legal, consulting and accounting fees in the first six months of 2008 relating to the immigration matter as compared to $248,000 in the first six months of 2007. SG&A expenses also include non-cash compensation expense from continuing operations of approximately $290,900 and $309,500 in the six months ended June 30, 2008 and 2007, respectively.

Operating loss for the first half of 2008 was $6.2 million, compared to $4.3 million in the first half of 2007. The increase in the operating loss was principally the result of the increase in SG&A expenses and the previously mentioned recording of asset impairment charges of $2.6 million, partially offset by our overall increase in sales and gross profit.

Net income for the first six months of 2008 was approximately $44,000, or $0.00 per share, compared to a loss of $1.9 million, or $(0.13) per share, for the first six months of 2007.

Discontinued operations include the Company’s Arizona, Florida, Northeast and Lubbock, Texas car wash regions and the Company’s truck wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $6.1 million in the first half of 2008, which included a $6.9 million gain from the sales of the Company’s six Florida car washes, partially offset by a charge of $600,000 relating to payment of a $100,000 criminal fine and a forfeiture of $500,000 in proceeds from the sale of four Northeast car washes. The $600,000 total fine and penalty was based on a plea agreement which the Company reached with the government to resolve charges brought against Car Care, Inc., a wholly-owned subsidiary of the Company, under the previously announced immigration investigation.

The Company’s net book value was $53.8 million, or $3.27 per share, at June 30, 2008. In addition, Mace had $69.4 million in total assets, including $15.2 million of cash and short-term investments at June 30, 2008.

Conference Call

Mace will conduct a conference call on Wednesday, August 20, 2008 at 11:30 AM EDT. The conference call number is (888) 751-6352 and the international conference call in number is (706) 902-1438, conference ID: 59753085. There will be access to a tape recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 59753085. This will be available after the teleconference from 5:00 PM EDT, Wednesday, August 20, 2008 through 5:00 PM EDT, September 3, 2008. In addition, a live web cast of the conference call will be available online at www.mace.com. A recording of the teleconference will also be available on the Company’s website through September 3, 2008.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Mace Security International, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except share and per share information) (Unaudited)

	Three Months Ended June 30,
	2008	2007

Revenues
Security	$5,555	$5,625
Digital media marketing	5,472	-
Car wash and detailing services	2,528	2,367
Lube and other automotive services	732	750
Fuel and merchandise	812	298
	15,099	9,040
Cost of revenues
Security sales	3,930	4,191
Digital media marketing	3,334	-
Car wash and detailing services	1,969	1,973
Lube and other automotive services	532	622
Fuel and merchandise	807	258
	10,572	7,044

Selling, general and administrative expenses	5,491	3,817
Depreciation and amortization	352	304
Asset impairment charges	2,608	-

Operating loss	(3,924)	(2,125)

Interest expense, net	(13)	(71)
Other income	111	298
Loss from continuing operations before income taxes	(3,826)	(1,898)

Income tax expense	25	25

Loss from continuing operations	(3,851)	(1,923)

(Loss) income from discontinued operations, net of tax	(78)	659

Net loss	$(3,929)	$(1,264)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.24)	$(0.12)
(Loss) income from discontinued operations, net of tax	-	0.04
Net loss	$(0.24)	$(0.08)

Weighted average shares outstanding
Basic	16,465,253	15,275,382
Diluted	16,465,253	15,275,382

Mace Security International, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except share and per share information) (Unaudited)

	Six Months Ended June 30,
	2008	2007

Revenues
Security	$10,841	$11,060
Digital media marketing	10,917	-
Car wash and detailing services	4,665	4,929
Lube and other automotive services	1,413	1,555
Fuel and merchandise	1,081	561
	28,917	18,105
Cost of revenues
Security	7,676	8,238
Digital media marketing	6,924	-
Car wash and detailing services	3,785	4,022
Lube and other automotive services	1,071	1,256
Fuel and merchandise	1,076	502
	20,532	14,018

Selling, general and administrative expenses	11,246	7,737
Depreciation and amortization	703	605
Asset impairment charges	2,608	-

Operating loss	(6,172)	(4,255)

Interest expense, net	(39)	(244)
Other income	225	426
Loss from continuing operations before income taxes	(5,986)	(4,073)

Income tax expense	50	50

Loss from continuing operations	$(6,036)	$(4,123)

Income from discontinued operations, net of tax	$6,080	$2,201

Net income(loss)	$44	$(1,922)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.37)	$(0.27)
Income from discontinued operations, net of tax	0.37	0.14
Net income (loss)	$-	$(0.13)

Weighted average shares outstanding
Basic	16,465,253	15,275,382
Diluted	16,465,253	15,275,382

CONTACT:
Mace Security International, Inc., Horsham
Eduardo Nieves, Jr., Vice President
954-449-1313
ed@mace.com